Exhibit 99.1

PRESS RELEASE

J2 Communications Raises Additional $500,000

Los Angeles, June 27, 2002.

     J2 Communications, owner of the National Lampoon trademark, announced today that it had raised an additional $500,000 through the sale of additional units of convertible preferred stock and a warrant to purchase shares of the Company’s common stock. The units were sold to Daniel S. Laikin and Timothy Durham, shareholders and directors of the Company and members of the group which had earlier purchased units at an initial closing on May 17, 2002.

     These purchases bring the aggregate amount raised by J2 through sales of units to members of the group to $4,024,400.

     Mr. Laikin stated “We exercised our option as part of our ongoing commitment to the Company and to its recapitalization.”

     Mr. Laikin and Mr. Durham are members of a group of the Company’s shareholders (collectively referred to hereinafter as the “NLAG Group”) who entered into a purchase agreement with the Company. Under that purchase agreement, the NLAG Group has the option to purchase an additional 24,256 units at an exercise price of $100.00 per unit on or before the earlier of January 25, 2003 or the date ninety days after the Company’s common stock is relisted for trading on the NASDAQ market or listed on any other national exchange or quotation system. Each unit consists of a share of convertible preferred stock of the Company convertible into 28.169 shares of the Company’s common stock and a five year warrant to purchase 28.169 shares of the Company’s common stock at a purchase price of $3.55 per share prior to the second anniversary of the date of the issuance of the warrant and $5.00 per share from and after such anniversary.

About J2 Communications

     J2 Communications (OTC Bulletin Board: JTWO) owns National Lampoon, one of the leading brands in comedy. National Lampoon is active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD’s and book publishing.

For more information contact:	James P. Jimirro 310/474-5252

Forward-looking Statements

     This press release contains forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like “would,” “intend,” “hope,” “will,” “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.